Exhibit 99.1

Chimerix Promotes Michelle LaSpaluto to Chief Financial Officer

Proven Leader Brings More Than 25 Years of Financial Experience

DURHAM, N.C., December 4, 2023 (GLOBE NEWSWIRE) -- Chimerix (NASDAQ:CMRX), a biopharmaceutical company whose mission is to develop medicines that meaningfully improve and extend the lives of patients facing deadly diseases, today announced the promotion of Michelle LaSpaluto, Vice President of Corporate Financial Planning and Investor Relations, to Chief Financial Officer effective December 1, 2023.

“We are excited to announce this well-deserved promotion as Michelle has the proven financial and leadership skills to advance Chimerix into our next growth phase and beyond,” said Mike Andriole, Chief Executive Officer of Chimerix. “Over the last decade, Michelle has grown into a leader within the company having touched every area core to the CFO role, including capital raising, accounting, investor relations, internal controls and supporting business development transactions. Importantly, Michelle’s deep familiarity with our operating structure and programs will enable her quick transition to this expanded responsibility. I look forward to continuing my partnership with her in this new position and am confident in her ongoing success.”

“I am honored to step into the CFO role at this point in Chimerix’s growth trajectory. We have an exciting future ahead as we advance our imipridone pipeline and give hope to patients faced with life limiting cancers,” said Ms. LaSpaluto. “We have an exceptional team of talented and dedicated leaders and I look forward to continuing to work together toward building Chimerix into a leading oncology company.”

Since joining Chimerix in 2011, Ms. LaSpaluto has served in roles of increasing responsibility spanning finance, accounting, project planning, investor relations and strategy, most recently as Vice President Corporate Financial Planning and Investor Relations. Prior to joining Chimerix, Ms. LaSpaluto was Senior Director of Accounting at AlphaVax. She began her career at Coopers & Lybrand in Detroit before transferring to Raleigh with PriceWaterhouseCoopers. Ms. LaSpaluto holds an M.B.A. from East Carolina University and a B.A. in Accounting from Michigan State University.

About Chimerix
Chimerix is a biopharmaceutical company with a mission to develop medicines that meaningfully improve and extend the lives of patients facing deadly diseases. The Company’s most advanced clinical-stage development program, ONC201, is in development for H3 K27M-mutant glioma.

CONTACT:

Will O’Connor
Stern Investor Relations
212-362-1200
ir@chimerix.com
1